SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934


(Amendment No. 5)*



BancWest Corporation

(Name of Issuer)

Common Stock, Par Value $1.00 per Share

(Title of Class of Securities)

059790105

(CUSIP Number)

December 29, 2000

(Date of Event Which Requires Filing of This Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:
     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of
 	that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      1   NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BancWest Corporation
          99-0156159

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
          INSTRUCTIONS)                                  (a) [ ]
                                                         (b) [ ]

      3   SEC USE ONLY

      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                   5   SOLE VOTING POWER

                       1,769,782.699

                   6   SHARED VOTING POWER
      NUMBER OF
        SHARES
                       1,435,932
     BENEFICIALLY
       OWNED BY
                   7   SOLE DISPOSITIVE POWER
         EACH
      REPORTING
                       1,687,060.699
        PERSON
        WITH:
                   8   SHARED DISPOSITIVE POWER

                       1,499,104

      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,230,564.699

      10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.7%

      12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          HC

                         SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC 20549

                                    Schedule 13G
                      Under the Securities Exchange Act of 1934

   	Answer every item. If an item is inapplicable or the answer is in the negative, so state.

     Item 1(a)   Name of issuer:
		BancWest Corporation

	Item 1(b)   Address of issuer's principal executive offices:
		999 Bishop Street
		Honolulu, HI  96813

	Item 2(a)   Name of person(s) filing:
		BancWest Corporation

	Item 2(b)   Address or principal business office or, if none, residence:
		999 Bishop Street
		Honolulu HI 96813

	Item 2(c)   Citizenship: Delaware

	Item 2(d)   Title of class of securities:
		Common Stock, Par Value $1.00

	Item 2(e)   CUSIP No.:
		059790105

	Item 3	If this statement is filed pursuant to Rule 13d-2(b) or (c),
	check whether the person filings is a:

	(g) [X] Parent Holding Company in accordance with Rule 13d-1(b)(1)(ii)(G).

     Item 4   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount beneficially owned: 3,205,714.699
     (b)   Percent of class: 4.7%
     (c)   Number of shares as to which the person has:
     (i)	Sole power to vote or to direct the vote: 1,769,782.699
	(ii)	Shared power to vote or to direct the vote:
1,435,932
	(iii)	Sole power to dispose or to direct disposition of:
1,687,060.699
(iv) Shared power to dispose or to direct the disposition of:
1,499,104

     Item 5   Ownership of 5 percent or Less of a Class.

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [x]

     Item 6   Ownership of More than 5% on Behalf of Another Person: N/A

     Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.: See Exhibit 1

     Item 8   Identification and Classification of Members of the Group:  N/A

     Item 9   Notice of Dissolution of Group:  N/A

     Item 10  Certification

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the cont ol of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



             Date:          February 14, 2001


             Signature:	/S/ William E. Atwater

             Name/Title:	William E. Atwater
	Executive Vice President and Secretary